Exhibit 10.1

M17 ENTERTAINMENT LIMITED

EMPLOYEE SHARE INCENTIVE PLAN

1.                                   PURPOSES

1.1                            M17 Entertainment Employee Share Incentive Plan (the “Plan”) aims to aid M17 Entertainment Limited (the “Company”) and its subsidiaries (together, the “Group” and each, a “Group Company”) to recruit, retain and motivate key employees to exert their best efforts on behalf of the Group by incentivising through the granting of share options.

1.2                            Through the Plan, the Group will be able to motivate key management and executives to continue to strive for the Group’s long-term shareholder value. In addition, the Plan aims to foster a greater ownership and collaborative culture within the Group which more directly aligns the interests of key senior management and executives with the interests of shareholders of the Company (the “Shareholders”), and to improve performance and achieve sustainable growth for the Group in the changing business environment.

1.3                            The Plan uses methods fairly common among major local and multinational companies to incentivise and motivate key management and executives to achieve pre-determined targets which create and enhance economic value for Shareholders. The Group believes that the Plan will be effective tools in motivating key management and executives to strive to deliver long-term shareholder value.

1.4                            One of the primary objectives of the Plan is to further motivate senior to middle management to strive for superior performance and to deliver long-term shareholder value. The Plan is targeted at management and executives in key positions who shoulder the responsibility for the Group’s performance and who are able to drive the growth of the Group through innovation, creativity and superior performance.

1.5                            Awards granted under the Plan would be based on, inter alia, individual and team performance, and years of service, to attract senior persons in joining the Group at below market wages or a combination of the above. Performance targets set under the Plan are intended to be based on medium-term corporate objectives covering market competitiveness, quality of returns, business growth and productivity growth. The performance targets are stretched targets aimed at sustaining long-term growth. Examples of performance targets to be set include targets based on criteria such as profitability and revenue hurdles total shareholders’ return, economic value added, market share, market ranking or return on sales.

2.                                   DEFINITIONS AND INTERPRETATION

2.1                                Definitions:

For the purpose of the Plan, the following capitalized words shall have the meanings set forth below:

“As-Converted Basis” means in relation to the share capital of the Company, the enlarged share capital of the Company taking into account (i) all issued and paid-up Ordinary Shares and (ii) all Ordinary Shares to be issued assuming a valid conversion of all outstanding Preference Shares.

“Board” means the Board of Directors of the Company.

“Cessation Date” shall bear the meaning ascribed thereto in Section 8.1(b).

“Committee” means a committee of the Board as may be designated from time to time by the Board to administer the Plan,

which shall comprise of at least two Directors, including Joseph Phua and Jeffrey Huang.

“Constitution” means the constitution, the memorandum and articles of association, charter or such other similar constitutive documents for the time being of the Company.

“Date of Grant” means, in relation to an Option or a Restricted Share Unit, the date on which the Option or Restricted Share Unit is granted pursuant to Section 7.1 and 7A.1, and as set out in the Grant Notice.

“Director” means a director of the Company for the time being.

“Effective Date” means the date of the adoption of the Plan.

“Eligible Individual” means an individual described in Section 4.1 who is eligible for Options or Restricted Share Units under the Plan and shall include any participant of the Existing Plans.

“Exercise Period” means the period for the exercise of the Option, as may be indicated in the Grant Notice, subject to the rules of this Plan and any other conditions as may be determined by the Committee from time to time.

“Existing Plans” means collectively:

(a)                                    the employee incentive scheme adopted by Machipopo on October 16, 2015 pursuant to the written resolutions of the board of directors and written resolutions of shareholders of Machipopo;

(b)                                    the employee incentive scheme adopted by Paktor on 18 May 2015 pursuant to the extraordinary general meeting of Paktor held on 18 May 2015.

“Existing ESOP Rights” means the rights, benefits and entitlements (including rights to subscribe for shares, share options, vested but unissued shares) of the participants of the Existing Plans as at Effective Date.

“Grant Notice” shall bear the meaning ascribed thereto in Section 7.1.

“Fully-Diluted” means in respect of the share capital of any company, the total of all classes and series of shares outstanding on a particular date, combined with all options (that have been granted or reserved for grant under any share option scheme of that company), warrants, convertible securities of all kinds, preference shares, debentures or any other arrangements relating to that company’s equity, and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis. For the purpose of this definition, “as if converted” basis shall mean as if such instrument, option or security had been issued and converted into shares of that company.

“IPO” means the initial public offering of the Shares on a Recognised Stock Exchange.

“Joseph” means Phua Jiexian, Joseph (Singapore NRIC Number S8407924C), of 143 Cove Drive Singapore 098027.

“Jeffrey Huang” or “Jeffrey”  means Li-Tchen Huang (Passport number: 309891475, of the Republic of China) of 14F., No.3, Ln. 66, Sec. 4, Heping E. Rd., Wenshan Dist., Taipei City 11655, Taiwan (R.O.C.).

“Machipopo” means Machipopo, Inc., (Company Registration No. 1882842), a company incorporated in the British Virgin Islands and having its registered office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands.

“Option” means the right to subscribe for Ordinary Shares granted pursuant to this Plan and for the time subsisting.

“Ordinary Shares” means ordinary shares in the capital of the Company.

“Paktor” means Paktor Pte. Ltd. (Company Registration No. 201312076Z), a company incorporated in Singapore and having its registered office at 10 Anson Road #26-04 International Plaza, Singapore 079903.

“Participant” means an Eligible Individual who has been granted an Option or a Restricted Share Unit under the Plan, who shall include Eligible Individuals granted Options on Effective Date pursuant to Section 4.1.

“Preference Shares” means the Series A Preference Shares (as defined and set out in the SHA) and the Constitution.

“Recognised Stock Exchange” means the Singapore Exchange Securities Trading Limited or such other stock exchange, over-the-counter market, or organized market place as the majority of holders of Preference Shares may approve in writing.

“Relevant Criteria” shall bear the meaning ascribed thereto in Section 4.1(a).

“Relevant Participant” shall bear the meaning ascribed thereto in Section 8.1(b).

“Restricted Share Unit” represents the right to receive an Ordinary Share.

“Restricted Share Units Agreement” shall have the meaning set forth in Section 7A.6.

“SHA” means the shareholders’ agreement dated 20 March 2017 amongst the Company, the Shareholders listed in Schedule 1 thereto, Paktor and Machipopo (as may be amended, supplemented or restated from time to time).

“Shares” means all Ordinary Shares and Preference Shares.

“Shareholders” means the holders of any Shares for the time being.

“Subscription Price” means the subscription price per Ordinary Share payable in relation to the Shares that a Participant may subscribe for under an Option granted pursuant to the Plan, as determined pursuant to Section 7.4(b).

“USD” and the symbol “US$” mean the lawful currency of the United States of America.

“Trade Sale” means at any date, (i) a sale or acquisition of all of the shares of the Company; or (ii) a sale or acquisition which results in the Company shareholders immediately prior to such transaction(s) owning in aggregate 50% or less of the issued shares after the transaction(s), all on a Fully Diluted basis; or (iii) a sale or transfer of all or substantially all of the Company’s assets, business or undertaking, whether carried out through a single transaction or a series of related transactions, by way of a share sale, an asset sale or a combination of both, including a sale of one or more subsidiaries (whether by way of merger, consolidation, recapitalization, reclassification, reorganization, or sale of all or substantially all of the assets and securities) which constitute all or substantially all of the consolidated assets or business of the Company on terms acceptable to holders of a majority of the Preference Shares, voting separately as a class.

“Vesting Schedule” means in relation to an Option, a schedule for the vesting of Ordinary Shares comprised in the Options during the Exercise Period in relation to that Option, to be determined by the Committee on the Date of Grant of that Option and set out in Annex 1 of the Grant Notice to the Participant.

2.2                            Interpretation

(a)                                 The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

(b)                                 Any reference to a time of day in the Plan is a reference to Singapore time.

(c)                                  Any reference in the Plan to any enactment is a reference to that enactment as for the time being amended or re-enacted.

3.                                   EXISTING PLANS

3.1                              Plan to Supersede, Issuance of Options

On the Effective Date, this Plan will substitute, replace and supersede all Existing Plans, and the Existing ESOP Rights will be converted into Options or Restricted Share Units under this Plan, to be issued to such persons and vested in accordance with the table set out at SCHEDULE 3.

4.                                   ADMINISTRATION

4.1                              Power and Authority of the Committee

The Plan shall be administered by the Committee, which shall have full power and authority:

(a)                                    to select Participants from the Eligible Individuals, taking into account criteria such as rank, job performance, discipline in execution, innovativeness, entrepreneurship, years of service and potential for future development, his contribution to the success and development of the Group and the extent of effort and resourcefulness in the performance of such Participant (the “Relevant Criteria”);

(b)                                    to grant Options or Restricted Share Units in accordance with the Plan;

(c)                                     to determine the number of Ordinary Shares subject to each Option or Restricted Share Unit;

(d)                                    to determine the terms and conditions of each Option, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant’s termination of employment with the Company or the Group, and including the authority to amend the terms and conditions of an Option after the granting thereof to a Participant in a manner that is not, without the consent of the Participant, prejudicial to the rights of such Participant in such Option;

(e)                                     to prescribe, amend and rescind rules and procedures relating to the Plan with the requisite approval (including under the Company’s Constitution and the SHA);

(f)                                      subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(g)                                     to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(h)                                    to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan;

provided that no member of the Committee shall participate in any deliberation or decision in respect of Options to be granted to him or held by him or any Restricted Share Units to be awarded to him or held by him.

4.2                           Timing of grants

While the Committee has the discretion to grant Options or award Restricted Share Units at any time in the year, it is anticipated that grants would in general be made once a year. A grant award letter confirming the grant will be sent to each Participant as soon as is reasonably practicable after the making of an award.

4.3                           Plan Construction and Interpretation

The Committee shall have full power and authority to construe and interpret the Plan.

4.4                           Determinations of Committee Final and Binding

All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons.

4.5                           Reliance and Indemnification

The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Group or from the financial, accounting, legal or other advisers of the Group. Each member of the Committee and each other person acting at the direction of or on behalf of the Committee shall not be liable for any action, omission or determination made in good faith by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own wilful misconduct or as expressly provided by statute, and, to the extent permitted by law and the Constitution of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

5.                                   ELIGIBILITY

Options or Restricted Share Units may be granted by the Committee to any executive or non-executive director or member of the management of any Group Company and such other employees of any Group Company and/or consultants and service providers engaged by any Group Company as selected by the Committee provided that, as of the offer date such persons are not undischarged, bankrupts and have not entered into any compositions with their respective creditors.

6.                                   LIMITATION ON THE SIZE OF THE PLAN

6.1                            The maximum aggregate number of Ordinary Shares that may be issued by the Committee under the Plan as on the Effective Date and from time to time thereafter shall not exceed 12,220,245 Ordinary Shares, which shall be the total sum of Shares permitted to be issued pursuant to the Plan, or in any event such total number of Shares permitted to be issued shall not exceed twenty percent (20%) of the issued share capital of the Company (on a Fully-Diluted basis), whichever is the greater.

6.2                               Subject to Section 5, the number of Ordinary Shares to be offered to a Participant by way of Options and/or Restricted Share Units in accordance with this Plan shall be determined at the sole discretion of the Committee, which shall take into account criteria such as the Relevant Criteria.

7.                                   GRANT OF OPTIONS

7.1                              Form of Grant

The Committee is authorised to grant Options to Eligible Individuals. The grant of an Option by the Committee shall be accepted by the Participant within 30 days from the date of the grant notice relating to such Option (“Grant Notice”) and, in any event, not later than 5.00 p.m. on the 30th day from such date by completing, signing and returning the Grant Notice relating to such Option in or substantially in the form set out in Schedule 1, subject to such modification as the Committee may from time to time determine. Subject to the provisions of the Plan, an Option shall entitle a Participant to subscribe for the number of Ordinary Shares as set out in the Grant Notice.

7.2                              Period before Acceptance of Grant

For the avoidance of doubt, should the Participant cease to be in the employment of the Company for any reason whatsoever (including, but not limited to, the death of the Participant) within 30 days from the Date of Grant but before the acceptance of such Grant Notice, the grant of such Option shall automatically lapse and the Participant (or his estate, as the case may be) shall have no claim in relation to the grant of such Option.

7.3                            Vesting

Subject to the other provisions of the Plan, the Ordinary Shares under each Option shall vest in accordance with the Vesting Schedule applicable to that Option as set out in Annex 1 of the Grant Notice.

7.4                            Exercise of Option:

(a)                                    Subject to the other provisions of the Plan, each Option may be exercised by a Participant during the Exercise Period applicable to that Option and in accordance with the Vesting Schedule applicable to that Option as set out in Annex 1 of the Grant Notice.

(b)                                    The Subscription Price per Ordinary Share under an Option shall be such amount that is decided by the Committee subject to any approval requirements, and terms of the Constitution and the SHA. To exercise the Option, the Participant shall give notice in writing to the Company in or substantially in the form set out in Schedule 2 (subject to modification by the Committee from time to time) and shall make payment of the relevant Subscription Price (if necessary) to the Company in respect of the Ordinary Shares that such Participant desires to subscribe for. An Option shall be deemed to be exercised upon receipt by the Company of (i) the said notice duly completed in compliance with the provisions of this Plan and (ii) the relevant subscription monies (if necessary) specified in the Grant Notice. Payment for the Ordinary Shares subscribed for by a Participant pursuant to the exercise of an Option (if necessary) shall be made by cheque, cashiers’ order, banker’s draft or postal order made out in favour of the Company or such other mode of payment as may be acceptable to the Company. Unless otherwise waived in writing by the Company, it shall be a condition of any exercise of an Option by a Participant that if such Participant is not already a party to the SHA or any other shareholders’ agreement applicable at that point in time, such Participant shall execute and deliver to each of the shareholders of the Company, a deed of ratification and accession in the form substantially set out in the SHA or shareholders’ agreement applicable at that point in time, as the case may be, under which such Participant shall agree to be bound by and shall be entitled to the benefit of the SHA or shareholders’ agreement applicable at that point in time.

(c)                                     The Company shall, as soon as practicable after the exercise of an Option pursuant to Section 7.4(b), allot and issue the relevant Ordinary Shares to the Participant. Subject to such consent or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary and subject to compliance with the Plan, the relevant Ordinary Shares shall be issued to a Participant not later than 30 days after the exercise of the Option. On the exercise of an Option, the relevant Ordinary Shares shall be registered in the name of the Participant and the Participant shall be subject to all the provisions of the Constitution of the Company and (if applicable) the SHA or shareholders’

agreement applicable at that point in time.

7A.          AWARD OF RESTRICTED SHARE UNITS

7A.1       Terms and Conditions of Awards

The Committee shall from time to time, in its discretion, award Restricted Share Units to any Participant, upon such terms and conditions, consistent with the provisions of this Plan, as it may determine.

7A.2       Issuance of Restricted Share Units

Upon the award of Restricted Share Units, the Committee shall promptly notify each Participant of such award, including the Date of Grant thereof, and a Restricted Share Units Agreement shall promptly be executed and delivered by and on behalf of the Company.

7A.2                   Restricted Share Units Agreement

Each award of Restricted Share Units under this Plan shall be evidenced by a Restricted Share Units Agreement, which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

7A.3                   Vesting

The Committee shall have the discretion to determine the period and the conditions, if any, upon which an award shall vest and become non-forfeitable. Except as otherwise provided herein or in a Restricted Share Units Agreement, any non-vested Restricted Share Units awarded to a Participant shall be immediately forfeited if such Participant ceases to be an employee of or consultant to the Company or one of its subsidiaries for any reason, and such Participant shall have no further rights to or with respect to such shares.

7A.4                   Rights as a Shareholder

Notwithstanding anything herein to the contrary, a Restricted Share Units holder shall not have any the rights of a shareholder with respect to such Restricted Share Units, including the right to vote such Restricted Share Units and to receive all dividends paid thereon.

7A.5                   Lapse at Discretion of the Committee

The Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any or all of such restrictions with respect to Restricted Share Units awarded hereunder.

7A.6                   Restricted Share Units Agreements

Each award of Restricted Share Units under this Plan shall be evidenced by a Restricted Share Units Agreement which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

8.                                   TERMINATION OF OPTION

8.1                            Termination of Employment etc.:

(a)                                    In the event that a Participant’s employment with any Group Company is terminated or ceases for any reason whatsoever, any Option granted to such Participant, including any rights in respect of Shares that have vested at the time of the Participant’s cessation of employment, shall immediately terminate and lapse without any claim whatsoever against the Company. For the avoidance of doubt, any Shares that have been issued to such Participant pursuant to an exercise of any Option shall, unless otherwise agreed by the Participant and/or provided for under the SHA or the Constitution, continue to belong to such Participant and the rights attaching thereto shall remain unaffected.

(b)                                    In the event that a Participant’s employment with any Group Company is terminated or ceases for any reason whatsoever, as described in Section 8.1(a) above, the Company may (but is not obliged to) pay to each such Participant (a

“Relevant Participant”) (or in the event of the Relevant Participant’s death, his estate) a cash amount of equivalent to the intrinsic value of the Option (to the extent vested but unexercised) or such other amount as shall be determined by the Committee in its sole discretion in respect of such Ordinary Shares under the Option that have vested at the time of the Relevant Participant’s cessation of employment (the “Cessation Date”). In exercising its discretion, the Committee will have regard to all circumstances on a case-by-case basis, including (but not limited to) the contributions made by the Participant and the extent to which the applicable performance conditions and targets have been satisfied.

8.2                            Termination of Option

If a Participant does not exercise the Option granted to him before the expiration of the Exercise Period, the Option shall, to the extent unexercised, immediately terminate and lapse without any claim whatsoever against the Company.

8.3                            Change in Control

The Committee shall have full authority to determine the effect, if any, of a change in control of the Company or any reorganization or similar corporate event, on all or any rights or restrictions relating to or applicable to an Option, which effect may be determined at a subsequent time.

8.4                            Winding Up

If an order is made for the winding-up of the Company on the basis of its insolvency or in the event of a shareholders’ solvent voluntary winding-up, all Options shall lapse and become null and void.

9.                                   RIGHTS OF SHARES

9.1                            Rights of Shares

(a)                                    Subject always to the Constitution of the Company, the Ordinary Shares allotted and issued pursuant to an Option shall rank pari passu with the then-existing Ordinary Shares of the Company.

(b)                                    The Options or the Ordinary Shares issued from the exercise of the Options will be subject to all conditions imposed by any Recognised Stock Exchange or all conditions deemed necessary by the Committee and Board of Directors to ensure a successful IPO.

10.                            GENERAL PROVISIONS

10.1                       Non-transferability of Option and Restricted Share Units

Unless the Committee determines otherwise, no Option or Restricted Share Units or amount payable under, or interest in, the Plan shall be transferable by a Participant.

10.2                       Rights with Respect to Ordinary Shares

A Participant shall have no rights as a shareholder with respect to any Ordinary Shares covered by an Option until the date the Participant becomes the holder of record of such Shares, and no adjustments shall be made for cash dividends or other distributions or other rights, if any, as to which there is a record date preceding the date such person becomes the holder of record of such shares.

10.3                       No Right to Continued Employment

No Eligible Individual or Participant shall have any claim or right to receive grants of Options or Restricted Share Units under the Plan. Nothing in the Plan or in any Option or Restricted Share Unit shall (a) confer upon any employee of the Company or the Group any right to continued employment with the Company or the Group, (b) interfere in any way with the right of the Company or any of the Group to terminate the employment of any of its employees at any time for any reason, or (c) save for the payments specified in Section 8.1 (where applicable), be used to increase damages in any action brought against the Company or any of the Group in respect of such termination.

10.4                     Consent to Plan

By accepting any Option or Restricted Share Unit or other benefit under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

10.5                     Wage and Tax Withholding

The Company is authorised to withhold from any compensation or other payment to a Participant amounts of withholding and other taxes due in connection with any Option or Restricted Share Unit, and to take such other action as the Committee may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option or Restricted Share Unit.

10.6                     Other Employee Benefit Plans

The value received by a Participant under any Option or Restricted Share Unit granted pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or the Group, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

10.7                     Expenses

The costs and expenses of administering and implementing the Plan shall be borne by the Company.

10.8                     Taxes and Duties

All taxes and duties (including income tax) arising from or due in connection with any Option or Restricted Share Unit granted to a Participant shall be borne by the Participant. Participants should familiarise themselves with the tax implications arising from or in connection with any Option or Restricted Share Unit granted and if necessary, seek separate legal advice.

11.                            RECAPITALIZATION, REORGANIZATION AND OTHER CORPORATE EVENTS

11.1                        Authority of the Company and Shareholders

The existence of the Plan and the Options and Restricted Share Units granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalisation, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase options, shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares (including without limitation, the Preference Shares) or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.2                     Change in Capitalisation

Notwithstanding any provision of the Plan but subject to any approval requirements, and terms of the Constitution and the SHA, the number and kind of shares authorized for issuance under Section 6.1 may be equitably adjusted in the sole discretion of the Committee in the event of a variation in the issued share capital of the Company (whether by way of a capitalization of profits or reserves or rights issue, reduction, subdivision, consolidation, distribution or otherwise) Provided Always That the maximum total number of Ordinary Shares granted under the Options or pursuant to the Restricted Share Units shall not exceed twenty percent (20%) of issued and outstanding share capital of the Company on a Fully Diluted basis at the time of the grant of any Option or Restricted Share Units under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of shares subject to any outstanding Option or Restricted Share Unit may be equitably adjusted (including by payment of cash to a Participant) in the sole discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to Participants granted Options or Restricted Share Units. Such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. However, unless the Committee considers an adjustment to be appropriate, the issue of securities as consideration for an acquisition and the issue of securities for cash shall not normally be regarded as circumstances requiring adjustment.  Unless otherwise determined by the Committee, such adjusted Options or Restricted Share Units shall be subject to the same restrictions to which the underlying Options or Restricted Share Units are subject.

11.3                     Reorganization and other Corporate Event

If any Director notifies the Committee of a proposed transaction or a series of proposed transactions relating to a reorganization, merger, acquisition, sale of assets or securities, or similar corporate event, involving the Company, which would or is likely to preserve or enhance the economic benefits made available to the Participants through the grant of Options or Restricted Share Units to them under the Plan, the Committee shall forthwith deliberate upon and determine the effect of such proposed transaction(s). If the Committee is of the view that such proposed transaction(s) would or is likely to preserve or enhance the economic benefits intended to be made available to the Participants through the grant of Options or Restricted Share Units to them under the Plan, the Committee shall have sole discretion to take all such action as it deems fit, including, without limitation, the amendment of the terms of the Options or terms of the Restricted Share Units granted under the Plan and the termination of the Options or forfeit of the Restricted Share Units granted under the Plan in exchange for securities (including warrants or options to subscribe for or purchase securities), cash or cash equivalent, to be issued or offered by the Company or any other entity(ies).

12.                            EFFECTIVE DATE

The Plan shall become effective on the Effective Date, and shall remain in effect unless terminated pursuant to Section 14.

13.                            COLLECTION, USE AND DISCLOSURE OF PERSONAL DATA

For the purposes of implementing and administering the Plan, and in order to comply with any applicable laws, listing rules, regulations and/or guidelines, the Company will collect, use and disclose the personal data of the Participants, as contained in any notice or communication given or received pursuant to the Plan, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the Plan, each Participant consents to the collection, use and disclosure of his personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he discloses the personal data of third parties to the Company in connection with this Plan, he has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

14.                            AMENDMENT AND TERMINATION

The Plan shall continue in force up the date falling five years from the Effective Date, whichever is earlier. The Plan may continue beyond the aforesaid period of time with approval of the Committee and the Shareholders of the Company.

Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, terminate or suspend the Plan Provided That the termination or suspension of the Plan shall not affect Options or Restricted Share Units which have been granted under the terms of the Plan and accepted by the Participant, whether such Options or Restricted Share Units remain outstanding.

15.                            GOVERNING LAW

The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Option or Restricted Share Units shall be determined in accordance with the laws of the Republic of Singapore applicable to contracts to be performed entirely within such jurisdiction and without giving effect to principles of conflicts of laws.

Adopted on June 26, 2017

Signed by
for and on behalf of
M17 Entertainment Limited

SCHEDULE 1

Grant Notice

M17 Entertainment Limited (the “Company”) hereby grants to the Participant (named below), pursuant to M17 Entertainment Employee Share Incentive Plan (the “Plan”), an Option to subscribe for the number of Ordinary Shares in the Company set out below. This grant is subject to all of the terms and conditions as set forth herein and in the Plan. Terms not defined in this Grant Notice shall bear the meaning ascribed to such terms under the Plan.

(1)                                 Participant:

(2)                                 Date of Grant:                                                                    , 20

(3)                                 Shares Subject to Grant:                    [          ] Ordinary Shares

(4)                                 Subscription Price per Share:             US$

(5)                                 Subject to the terms of the Plan, the Option shall be exercisable at the relevant times and in respect of the number of Ordinary Shares specified in accordance with the Vesting Schedule as attached as “Annex 1” of this Notice.

Additional Terms/Acknowledgments:

The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and the Plan. The Participant shall accept the grant on the terms of this Grant Notice and the Plan within thirty (30) days from the date of this Grant Notice by completing, signing and returning this Grant Notice. The Participant further acknowledges that as of the Date of Grant, this Grant Notice and the Plan set forth the entire understanding between the Participant and the Company regarding the Option and supersede all prior oral and written agreements on that subject.

Third Party Rights:

A person who is not a party to this Grant Notice has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any term of, or enjoy any benefit under, the Grant Notice or the Plan.

M17 Entertainment Limited

By:
Signature

Name:

Title:

Accepted and Agreed:

By:
Signature of Participant

Name:

Date:

ANNEX 1

Vesting Schedule

Subject to the Plan and to the terms of the Grant Notice dated             , the Options may be exercised, during the Exercise Period, at the following times and in the following manner:-

Vesting Schedule	Percentage of Ordinary Shares over which an Option is exercisable
Before [ date ]
Year 1
Year 2
Year 3
Year 4

In relation to the Option, if the Participant, during any of the periods specified above, exercises that Option for such number of Ordinary Shares which in aggregate represents less than the number of Ordinary Shares for which the Participant may exercise in respect of such period, the balance of the Ordinary Shares comprised in that Option for which the Participant could have exercised (but did not exercise) in that period shall be carried forward and added to the number of Ordinary Shares (but shall not be taken into account in determining the number of Ordinary Shares) which the Participant may exercise in the next succeeding period or periods.

SCHEDULE 2

Notice of Exercise of Option

M17 Entertainment Employee Share Incentive Plan (the “Plan”)

M17 Entertainment Limited (the “Company”)

To :                          M17 Entertainment Limited

Walkers Corporate Limited,

Cayman Corporate Centre,

27 Hospital Road, George Town,

Grand Cayman KY1-9008, Cayman Islands

Attn:

1.                                      I refer to the Grant Notice dated                  from the Company to me.

2.                                      Terms not defined in this Notice shall bear the meaning ascribed to such terms under the Plan.

3.                                      Pursuant to the Company’s Grant Notice of the above Date of Grant and my acceptance thereof, I hereby exercise the Option to subscribe for        Ordinary Shares. I request the Company to allot and issue the said Ordinary Shares to me.

4.                                      I agree to subscribe for the said Ordinary Shares subject to the terms of the Grant Notice, the Plan, and the Constitution of the Company.

5.                                      My remittance of the sum of US$                                 being the aggregate consideration for the total amount of Ordinary Shares that I am subscribing for, at an issue price of US$        /- per Ordinary Share, has today been remitted to the Company.

6.                                      I declare that I am acquiring the said Ordinary Shares for myself and not as a nominee for any other person.

Please Print in Block Letters.
Name in Full	:

Designation	:

Address	:

Nationality	:

NRIC/Passport No.	:

Signature	:

Date	: